UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2014 (January 30, 2014)

Southcross Energy Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-35719	45-5045230
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

1700 Pacific Avenue
Suite 2900
Dallas, Texas 75201
(Address of principal executive office) (Zip Code)

(214) 979-3700
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

Underwriting Agreement

On January 30, 2014, Southcross Energy Partners, L.P. (the “Partnership”), Southcross Energy Partners GP, LLC (the “General Partner”) and Southcross Energy Operating, LLC (“Southcross Operating” entered into an Underwriting Agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Barclays Capital Inc., J.P. Morgan Securities LLC, Raymond James & Associates, Inc. and RBC Capital Markets, LLC, acting as representatives of the several underwriters named therein (the “Underwriters”), providing for the offer and sale by the Partnership (the “Offering”), and purchase by the Underwriters, of 8,000,000 common units (the “Firm Units”) representing limited partner interests (the “Common Units”) in the Partnership, at a price to the public of $16.50 per Common Unit. In addition, the Partnership granted to the Underwriters the option for a period of 30 days to purchase up to an additional 1,200,000 Common Units (the “Additional Units”) on the same terms. The option was fully exercised by the Underwriters on January 31, 2014. The material terms of the Offering are described in the prospectus supplement, dated January 31, 2014 (the “Prospectus Supplement”), filed by the Partnership with the United States Securities and Exchange Commission (the “Commission”) on January 31, 2014 pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Act”). The Offering was registered with the Commission pursuant to a Registration Statement on Form S-3, as amended (File No. 333-192105), which was declared effective by the Commission on December 10, 2013 (the “Registration Statement”).
The Offering closed on February 5, 2014, subject to customary closing conditions. The Partnership received proceeds (net of underwriting discounts, commissions and offering expenses) from the Offering of approximately $145.4 million, including the exercise of the option to purchase Additional Units. The Partnership also received an approximate $3.1 million capital contribution from the general partner to maintain the general partner’s 2.0% general partner interest. As described in the Prospectus Supplement, the Partnership intends to use the net proceeds from the Offering to fund the recently announced construction of the Partnership’s Webb County pipeline (“Webb Pipeline”) and for general partnership purposes, including future acquisitions. Pending such use, the Partnership intends to temporarily repay borrowings under its revolving credit facility.
The Underwriting Agreement contains customary representations, warranties and agreements of the Partnership, and customary conditions to closing, obligations of the parties and termination provisions. The Partnership has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.
As more fully described under the caption “Underwriting” in the Prospectus Supplement, certain of the Underwriters have performed commercial banking, investment banking and advisory services for the Partnership and affiliates from time to time for which they have received customary fees and reimbursement of expenses. The Underwriters or their affiliates may, from time to time, engage in transactions with and perform services for the Partnership and its affiliates in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Affiliates of certain of the Underwriters are lenders under the Partnership’s revolving credit facility, for which such affiliates of such Underwriters, in each case, will receive a portion of the proceeds from the Offering through the repayment of borrowings outstanding under the Partnership’s revolving credit facility.
The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference. Legal opinions delivered relating to the Common Units are filed as Exhibits 5.1 and 8.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description
1.1	Underwriting Agreement, dated January 30, 2014, among Southcross Energy Partners, L.P., Southcross Energy Partners GP, LLC, Southcross Energy Operating, LLC, and the Underwriters named therein.
5.1	Opinion of Latham & Watkins LLP.
8.1	Opinion of Latham & Watkins LLP relating to tax matters.
23.1	Consent of Latham & Watkins LLP (contained in Exhibit 5.1).
23.2	Consent of Latham & Watkins LLP (contained in Exhibit 8.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southcross Energy Partners, L.P.

	By:	Southcross Energy Partners GP, LLC,
its general partner

Dated: February 5, 2014	By:	/s/ J. Michael Anderson
		Name:	J. Michael Anderson
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
1.1	Underwriting Agreement, dated January 30, 2014, among Southcross Energy Partners, L.P., Southcross Energy Partners GP, LLC, Southcross Energy Operating, LLC, and the Underwriters named therein.
5.1	Opinion of Latham & Watkins LLP.
8.1	Opinion of Latham & Watkins LLP relating to tax matters.
23.1	Consent of Latham & Watkins LLP (contained in Exhibit 5.1).
23.2	Consent of Latham & Watkins LLP (contained in Exhibit 8.1).